Exhibit 10.56

March 16, 2016

Mr. Michael G. Rok

5112 Downing Drive,

Fort Mill, SC 29708

mgrok@yahoo.com

Dear Mike,

I am pleased to confirm our offer of employment with Kewaunee Scientific Corporation as our Vice President of Manufacturing Operations, reporting to David Rausch, President and CEO. In this position, your starting salary will be $18,750.00 monthly ($225,000.00 annualized). Following our normal practices, this offer is made contingent upon your passing a pre-employment drug test and a background check.

In addition to your salary, we offer an attractive benefits package, which includes a health care program, dental plan, life insurance, disability income program, 401(k) retirement savings plan, flexible spending accounts, on-site Nurse Practitioner program, as well as other benefits provided to full-time Associates. A copy of the salaried fringe benefit document is attached for your reference. If you should have any questions concerning the fringe benefits, please feel free to contact me.

We are also delighted to offer you extended benefits over and beyond our standard benefits package. These benefits include (pending formal Board approval) participation in our Stock Option program, 401 Plus Deferred Compensation program, and our Annual Bonus program. In addition, we will provide relocation financial assistance to ease the move of you and your family and a $20,000 signing bonus ($10,000 paid after completion of 60 days of employment and $10,000 when your move to a closer location is finalized). You will also be entitled to an additional week of vacation which will afford you three weeks of vacation upon hire.

Pre-employment Requirements

As mentioned above, your employment is contingent upon fulfilling a pre-employment drug screen and background check.

Pursuant to the Immigration and Nationality Act, our Company is required to verify the identity and employment authorization of all new hires. In order to comply with this legal obligation, we must complete an Employment Eligibility Verification Form (I-9) within your first three days of hire. Kewaunee also participates in the E-Verify program. Please call me if you have any questions regarding our employment authorization process.

You will also be required to read and sign the acknowledgements for the following documents and policies:

•	Kewaunee Associate Handbook Acknowledgement and Agreement

•	Agreement Concerning Employee Inventions and Confidential Information

•	Alcohol-Free and Drug-Free Workplace Policy Acknowledgement Form

•	Conflict of Interest Policy

•	Policy on Sensitive Payments

•	Standards of Conduct and Corrective Actions

Mr. Rok

Pay Schedule

Kewaunee exempt Associates are paid on a monthly schedule, the last day of the month. Direct deposit of your payroll check is required; please bring a voided check with you on your start date.

Hours and Holiday Schedule

Corporate Office hours in Statesville, NC are 8:00 a.m. – 5:00 p.m.

Your normal work schedule will be Monday through Friday, however due to the nature of your position you may be required to work additional hours and a varied schedule.

A holiday schedule is enclosed for your reference.

Associate Handbook

You will be provided a copy of the Kewaunee Associate Handbook. It is your responsibility to familiarize yourself with the policies and procedures that apply to you as an Associate of Kewaunee.

Mike, we think this is a very comprehensive and competitive offer, reflecting our opinion of your potential in our Company. We believe that you could make a great contribution to our Company, have fun, and enjoy real personal growth in the years ahead.

Should you have any questions concerning this offer, please call me. Please confirm your acceptance by signing a copy of this letter, indicating your start date, and return it to my attention. We appreciate your response within five business days or sooner.

Best Regards,

Elizabeth Phillips Vice President of Human Resources

Enclosures

Copy to:	David Rausch Personnel File

I, Michael Rok, accept the terms and conditions of this offer, and I will report to work on

        May 1, 2016        .

Signed	/s/ Michael G. Rok	March 18, 2016
	Michael Rok	Date